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                                                                    EXHIBIT 4.1


                       [WINNERS ENTERTAINMENT LETTERHEAD]

November 17, 1995


Mr. Donald G. Saunders
32251 Pepper Tree Bend
San Juan Capistrano, California 92675

Dear Mr. Saunders:

The purpose of this letter is to set forth our understanding of the terms of an agreement to issue shares of the Common Stock of Winners Entertainment, Inc. (the "Company") to you in compensation for your services to the Company.

         1. The Company agrees to issue 200,000 shares of the Company's Common Stock (the "Shares") as compensation for your consulting services to the Company from January 15, 1992 to December 31, 1992. in connection with the consideration by the Company of merger and acquisition possibilities and candidates. The issuance of the Shares shall constitute full payment for your performance of such services for the Company during such period.

         2. The Company agrees to register the Shares on a Registration Statement on Form S-8 under the Securities Act of 1933 as soon as possible.

         3. The certificates representing the Shares will be delivered upon registration pursuant to paragraph 2 without any legend restricting the resale of the Shares. The Company agrees to file all reports and take all other actions necessary to keep the Registration Statement on Form S-8 effective for a period of not less than six months commencing on the date of the Shares.

         4. This letter agreement sets forth the entire understanding of the parties with respect to the subject matter hereof; supersedes any and all prior agreements, arrangements and understandings with respect to the subject matter hereof; and may be modified only by another written instrument duly executed by both parties.

         5. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which taken together shall constitute one and the same agreement.

         6. This letter agreement may not be assigned by operation of law or otherwise, but shall be binding on the heirs, legal representatives and successors of the respective parties hereto.





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Mr. Donald G. Saunders
November 17, 1995
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If the foregoing comports with your understanding and is acceptable to you, please execute this letter agreement where indicated below.

Very truly yours,
WINNERS ENTERTAINMENT, INC


By /s/ EDSON R. ARNEAULT
  -----------------------
   Edson R. Arneault


Accepted and agreed to this 17th day of November, 1995 at San Juan Capistrano, California.


                       /s/ DONALD G. SAUNDERS
                       ---------------------------------
                           Donald G. Saunders